Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer
Sanders Morris Harris Group Inc.
713-993-4614

SANDERS MORRIS HARRIS GROUP REPORTS
THIRD QUARTER NET $0.15 PER SHARE

HOUSTON – November 4, 2004 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced third quarter earnings of $2.7 million, or $0.15 per diluted share versus $2.3 million, or $0.13 per diluted share in the same period in 2003.  Revenues were up 18%, rising to $28.6 million in the third quarter of 2004 compared to $24.2 million for the same period in 2003.

“Our asset management business continued to improve, reflecting growth in assets under management in our SMH Capital Advisors and Salient/Pinnacle Trust units, and contributions from our newly acquired interest in Charlotte Capital and Life Sciences Opportunities Fund II,” said Ben T. Morris, Chief Executive Officer.  “These earnings gains were further enhanced by higher revenues earned by our investment banking division.  However, earnings from our fixed income institutional group declined, due to lower residential loan refinancing activity.  Additionally, the earnings from our merchant portfolio were lower than the record level achieved in the year-earlier quarter.”

Net income for the first nine months of 2004 was $8.9 million, or $0.49 per diluted share on revenues of $87.0 million.  During the same nine month period in 2003, net income was $6.9 million, or $0.39 per diluted share on revenues of $72.7 million.

DIVIDEND

The Company declared its regular quarterly dividend of $0.0375 per share, payable January 18, 2005 to holders of record on January 3, 2005.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas.  It is the largest investment banking firm headquartered in the Southwest. At September 30, 2004, it had assets in excess of $147 million, cash and equivalents of $17.4 million and no funded debt.  Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners and SMH Capital Advisors. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service.  The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC.
Selected Condensed Operating Information
(in thousands, except share and per share amounts)
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
Net income calculation:
Revenues	$87,023	$72,726	$28,561	$24,175
Expenses	73,787	63,492	24,167	20,854
Net	13,236	9,234	4,394	3,321
Equity in income of limited partnerships	3,606	3,191	776	338
Minority interests	(2,126)	(1,060)	(741)	(73)
Income before income taxes	14,716	11,365	4,429	3,586
Provision for income taxes	(5,824)	(4,478)	(1,754)	(1,283)
Net income	$8,892	$6,887	$2,675	$2,303
Earnings per share
Basic earnings per share	$0.51	$0.40	$0.15	$0.13
Diluted earnings per share	$0.49	$0.39	$0.15	$0.13

Weighted average shares outstanding:
Basic	17,542,678	17,047,891	17,640,293	17,179,476
Diluted	18,131,012	17,575,860	18,212,456	17,669,969

Balance sheet data:
Cash and cash equivalents			$17,422	$31,353
Other tangible net assets			53,623	30,821
Tangible net assets			71,045	62,174
Shareholders’ equity			$125,348	$111,573

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